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                                                                      EXHIBIT 15


                         ACKNOWLEDGEMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                REGARDING INDEPENDENT ACCOUNTANTS' REVIEW REPORT


The Board of Directors
Northfield Laboratories Inc.:

With respect to registration statements (Nos. 33-84264, 333-15877, 333-51681, 333-79579 and 333-102672) on Form S-8 and the registration statement (No. 333-106615) on Form S-3 of Northfield Laboratories Inc., we acknowledge our awareness of the use therein of our report dated September 24, 2003 related to our review of interim financial information.

Pursuant to Rule 436( C ) under the Securities Act of 1933, such report is not considered to be a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours,




/s/ KPMG LLP

Chicago, Illinois
October 14, 2003